Careview 8-K

Exhibit 10.3

December 31, 2013

Mr. Steve Johnson, President

CareView Communications, Inc.

405 State Highway 121

Suite B-240

Lewisville, TX 75067

Dear Mr. Johnson:

Please consider this letter as my immediate resignation as Chief Executive Officer and Director of CareView Communications, Inc., a Nevada company (the "Company"). I am resigning due to health reasons and my resignation is not the result of a disagreement with the Company or any matter relating to the Company's operations, policies, or practices.

Please use this letter as my resignation from any and all offices held by me in any affiliated companies and subsidiaries of the Company.

Pursuant to the Separation Agreement and General Release between me and the Company, I have agreed to continue to provide consulting services to the Company as requested.

Sincerely,

/s/ Samuel A. Greco

Samuel A. Greco